UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 30, 2018

Spindle, Inc.

(Exact name of registrant as specified in its charter)

Nevada	000-55151	20-8241820
(State or other jurisdiction of incorporation)	(Commission File No.)	(IRS Employer Identification No.)

1201 S. Alma School Road, Suite 12500

Mesa, AZ 85210

(Address of Principal Executive Offices)

Registrant’s telephone number, including area code: 800-560-9198

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.03

Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

On January 30, 2018 (the “Issuance Date”), Spindle, Inc. (the “Company”) signed a convertible promissory note (“Convertible Note”) with JSJ Investments, Inc. (“Holder”). The Convertible Note is subordinate to the convertible note owed to Michael Kelly which the Company filed with its Current Report on Form 8-K on February 1, 2018 and amended on February 6, 2018. The principal amount of the Convertible Note is $152,000 and matures on January 30, 2019 (the “Maturity Date”). The Convertible Note bears interest at the rate of ten percent (10%) per annum. Upon an event of default, the interest rate shall increase to eighteen percent (18%) for as long as the event of default is continuing (“Default Interest”). The Convertible Note may be converted, at the Holder’s discretion, into the Company’s common stock at any time after One Hundred Eighty (180) days (the “Prepayment Date”) at a 35% discount to the lowest trading price during the previous twenty (20) trading days to the date of a conversion notice. Until the Ninetieth (90th) day after the Issuance Date, the Company may pay the principal at a cash redemption premium of 120%, in addition to outstanding interest, without the Holder’s consent; from the 91st day to the One Hundred and Twentieth (120th) day after the Issuance Date, the Company may pay the principal at a cash redemption premium of 125%, in addition to outstanding interest, without the Holder’s consent; from the 121st day to the Prepayment Date, the Company may pay the principal at a cash redemption premium of 130%, in addition to outstanding interest, without the Holder’s consent. After the Prepayment Date up to the Maturity Date this Note shall have a cash redemption premium of 135% of the then outstanding principal amount of the Note, plus accrued interest and Default Interest, if any, which may only be paid by the Company upon Holder’s prior written consent. At any time on or after the Maturity Date, the Company may repay the then outstanding principal plus accrued interest and Default Interest, if any, to the Holder.

Item 9.01

Financial Statements and Exhibits

(d) Exhibits

Exhibit No.	Description
10.1	10% Convertible Promissory Note.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date: February 21, 2018

SPINDLE, INC.

By:	/s/ Jack Scott
Name: Jack Scott
Title: Chief Executive Officer

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